UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Soliciting Material Pursuant to Section 240.14a-12

PRIMERICA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO THE

PROXY STATEMENT DATED APRIL 5, 2017

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 17, 2017

April 11, 2017

On April 5, 2017, Primerica, Inc. (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) relating to its annual meeting of stockholders to be held on May 17, 2017 (including any adjournments or postponements thereof, the “Annual Meeting”). The Proxy Statement included a proposal that stockholders approve the Second Amended and Restated Primerica, Inc. 2010 Omnibus Incentive Plan (the “Amended Plan”), which was attached to the Proxy Statement as Exhibit A.

As disclosed in the Proxy Statement, the Amended Plan amends the Primerica, Inc. 2010 Omnibus Incentive Plan, as amended and restated in 2011, to: (i) increase the shares of common stock available for issuance to 12,200,000 from 10,800,000; (ii) add a cap of $400,000 on annual equity awards permitted to be granted to each non-employee director; (iii) impose a minimum vesting period of three years on equity awards to executive officers; (iv) clarify provisions applicable to employees and members of the sales force; and (v) permit taxes to be withheld based on the maximum statutory tax rate.

Upon further review, the Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors (the “Board”) believes it is prudent to eliminate any doubt that the annual cap on equity awards is intended to apply to all equity awards to all participants and not just those awards that qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code, as amended. On April 10, 2017, the Compensation Committee approved an amendment to the Amended Plan, contingent on stockholder approval of the Amended Plan, as so amended, at the Annual Meeting. The amendment modifies Section 6(d)(i) of the Amended Plan, which relates to limitations on the number of shares that may be granted under the Amended Plan. The amendment amends and restates Section 6(d)(i) of the Amended Plan as set forth below. The text below is marked to show changes from the Amended Plan attached as Exhibit A to the Proxy Statement. All other provisions of the Amended Plan remain unchanged.

“(i) Subject to Section 6(e), the aggregate number of shares of Common Stock that may be granted to any ~~Covered Employee~~ Participant during a calendar year in the form of Options, SARs, and/or Stock Awards ~~intended to qualify as “performance-based compensation” under Section 162(m) of the Code~~ shall not exceed 1,000,000 shares. Determinations made under this Section 6(d) with respect to Covered Employees shall be made in a manner consistent with Section 162(m) of the Code.”

The amendment to the Amended Plan conforms the terms thereof to the disclosure in the section of the Proxy Statement entitled “Matters To Be Voted On – Proposal 2: Approval of the Second Amended and Restated Primerica, Inc. 2010 Omnibus Plan – Award Limits”, which provides that, in any calendar year, no more than one million shares may be granted in stock awards to any one participant.

Stockholders may obtain a copy of the Amended Plan, as amended, by calling our Corporate Secretary, Stacey Geer, at 470-564-6644.

Any vote previously entered (whether by telephone or over the Internet or by mailing a proxy card) “FOR” or “AGAINST” the Amended Plan will be counted as a vote “FOR” or “AGAINST” the Amended Plan, as amended by the amendment described herein, respectively. If you have already returned your proxy card or voted your proxy by telephone or over the Internet and would like to change your vote on any matter, then you may revoke your proxy by: (i) voting again using the Internet or by telephone prior to the Annual Meeting; (ii) signing another proxy card with a later date and returning it to us prior to the Annual Meeting; or (iii) attending the Annual Meeting in person and voting in person.

This supplement to the Proxy Statement is being released on or about April 11, 2017, and should be read in conjunction with the Proxy Statement. The information contained in this supplement to the Proxy Statement modifies or supersedes any inconsistent information contained in the Proxy Statement.

The Board continues to recommend that you vote “FOR” the approval of the Amended Plan, as amended by the amendment described herein.

By Order of Our Board of Directors,

STACEY K. GEER

Chief Governance Officer and Corporate Secretary

Duluth, Georgia